Exhibit 99.1
Targa Resources Partners LP Announces Fourth Quarter 2008 Distribution
HOUSTON, January 23, 2009 – Targa Resources Partners LP (NASDAQ: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that the board of directors of its general partner (the “Board”) has declared a quarterly cash distribution of 51.75¢ per common and subordinated  unit, or $2.07 per common and subordinated unit on an annualized basis, for the fourth quarter of 2008. The approved distribution reflects an increase of approximately 30% over the quarterly distribution of 39.75¢ per unit paid in February 2008 and is unchanged from the third quarter of 2008 distribution level. This cash distribution will be paid February 13, 2009 on all outstanding common and subordinated units to holders of record as of the close of business on February 4, 2009.
“We are pleased to announce that distribution coverage was strong for the fourth quarter of 2008 albeit somewhat lower than the third quarter’s distribution coverage. We believe that with strong year end liquidity of approximately $424 million, a disciplined hedging program, active cost control efforts and the deep industry experience of management, we are positioned to weather the current difficult commodity price and financial environment. Nevertheless, given the combination of continued negative outlook for the general economy and uncertainty in the capital markets, we are establishing a conservative posture while we obtain more visibility into the timing of an economic recovery and the outlook for the energy markets.” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa Resources, Inc. (“Targa”).
About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines, seven natural gas processing plants and two fractionators and currently operates in Southwest Louisiana, the Permian Basin in West Texas and the Fort Worth Basin in North Texas. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).   Brokers and nominees should treat one hundred percent (100.0%) of Targa Resources Partners LP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business.   Accordingly, Targa Resources Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer